Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS APRIL SALES RESULTS

MINNEAPOLIS, May 6, 2010 -- Target Corporation (NYSE:TGT) today reported that its net retail sales for the four weeks ended May 1, 2010 were $4,288 million, a decrease of 3.5 percent from $4,446 million for the four weeks ended May 2, 2009. On this same basis, April comparable-store sales decreased 5.9 percent.

“April comparable-store sales were somewhat below our expectation. Based on our combined March and April results, we believe a greater-than-expected portion of sales that otherwise would have occurred in April were pulled forward into March,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “However, April sales in our higher margin categories remained particularly strong, and both of our business segments continued to outperform their respective profit plans for the first quarter. As a result, we now expect Target’s first quarter EPS will meet or exceed the current First Call median estimate of 86 cents.” All earnings per share figures refer to diluted earnings per share.

For reference, Target’s 3.0 percent comparable-store sales increase for the combined March/April 2010 period was stronger than any monthly performance reported since April 2008.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
April	$4,288	(3.5)	(5.9)	0.3

March/April	$10,521	5.3	3.0	(3.5)

Year-to-date	$15,158	5.5	2.8	(3.7)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, June 3, 2010. These recordings may be accessed by calling 612-761-6500.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary credit card products. The company currently operates 1,740 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

Contact:	John Hulbert (Investors)	Eric Hausman (Financial Media)
	(612) 761-6627	(612) 761-2054

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